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                                 EXHIBIT 99.1

                                 Press Release
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                                                                    EXHIBIT 99.1


COMPANY PRESS RELEASE

GORGES/QUIK-TO-FIX FOODS, INC. ANNOUNCES CASH
TENDER OFFER ON SENIOR SUBORDINATED NOTES


DALLAS, Texas - October 29, 1998 - Gorges/Quik-to-Fix Foods, Inc. ("Gorges" or the "Company") today announced that is has commenced a cash tender offer relating to the $100,000,000 outstanding principal amount of 11 1/2% Senior Subordinated Notes Due 2006, Series B (the "Notes").

     The consideration for tendered Notes is $320 per $1,000 principal amount of the Notes, and includes all accrued and unpaid interest on the Notes to and through the Expiration Date (the "Tender Offer Consideration"). The tender offer is for not less than $36,000,000 aggregate principal amount (the "Minimum Tender Condition") and up to $46,000,000 aggregate principal amount of Notes (the "Maximum Amount"). To the extent that Notes are properly tendered in excess of the Maximum Amount, the Company will pay the Tender Offer Consideration to tendering Holders of Notes pro rata based on the ratio of a Holder's Notes validly tendered and not withdrawn and the aggregate principal amount of all Notes validly tendered and not withdrawn, and return to tendering Holders, Notes not accepted for payment of the Tender Offer Consideration

     The tender offer is subject to the satisfaction of a number of conditions, including: (a) the effectiveness of an amendment to the Company's credit facility, (b) the receipt by the Company through the Company's parent, Gorges Holding Corporation ("GHC"), of an equity contribution from CGW Southeast Partners III, L.P. ("CGW"), the majority shareholder of GHC, of not less than $11.5 million or such greater amount as is necessary to finance the payment of the Tender Offer Consideration, (c) CGW providing to GHC up to $3.0 million, which will be provided to the Company and used to finance the December 1, 1998 interest payment on Notes outstanding after consummation of the Offer, (d) there having been validly tendered (and not withdrawn) prior to the Expiration Date, Notes representing not less than the Minimum Tender Condition, and (e) certain other conditions. All the conditions are mutually dependent, and all must be satisfied.

     The tender offer expires at 12:00 midnight, New York City time, on November 30, 1998, unless extended (the "Expiration Date"). Donaldson, Lufkin & Jenrette Securities Corporation is acting as the Dealer Manager for the tender offer.
The Depository for the tender offer is IBJ Schroder Bank & Trust Company. The tender offer is being made pursuant to an Offer to Purchase Statement and related Letter of Transmittal, which more fully set forth the terms of the tender offer. Additional information concerning the terms of the tender offer, tendering notes, conditions to the tender offer and copies of the Offer to Purchase Statement and Letter of Transmittal may be obtained from Donaldson, Lufkin & Jenrette, 1201 W. Peachtree Street, Suite 3650, Atlanta, Georgia 30309, telephone number (404) 897-2894, Attention: Investment
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Banking or from IBJ Schroder Bank & Trust Company, One State Street, New York,
New York 10004, Attention: Securities Processing Window, SC-1.

     J. David Culwell, Chief Executive Officer of the Company, stated "the decision to tender for a portion of the Notes is part of the Company's restructuring plan, and is intended to improve its debt-to-equity ratio and ability to service its debt obligations."

     The Company is a leading producer, marketer and distributor of quality value added processed fresh and frozen beef, pork and poultry products supplied primarily to the foodservice industry under its Gorges and Quik-to-Fix brands. In addition, the Company co-packs a variety of products for the retail trade as well as other foodservice outlets, and is also a converter of protein products under the USDA Commodity Reprocessing Program.

     Whenever the words "believes," "expects," "anticipates," "intends," "estimates," "plans," "predicts," or similar expressions are used herein or in the Company's (i) Annual Report on Form 10-K for the fiscal year ended September 28, 1997, (ii) Quarterly Reports on Form 10-Q for the fiscal Quarters ended December 27, 1997, March 28, 1998 and June 27, 1998, (iii) Current Reports filed on Form 8-K dated October 21, 1998 and October 30, 1998, (iv) Current Reports on Form 8-K filed hereafter or (v) in the Offer to Purchase, we are making forward-looking statements. All such forward-looking statements are qualified in their entirety by the information set forth in the aforementioned documents and filings.

Contact:

     Gorges/Quik-to-Fix Foods, Inc.
     A. Scott Letier
     Chief Financial Officer
     (972) 690-7675